Exhibit (a)(2)

CERTIFICATE OF TRUST

OF

AXA ENTERPRISE FUNDS TRUST

This Certificate of Trust is being executed as of the 30th day of December 2004 for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Delaware Act”).

The undersigned hereby certify as follows:

FIRST: The name of the statutory trust formed hereby is AXA Enterprise Funds Trust (the “Trust”).

SECOND: The registered office of the Trust in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Trust for service of process at such location is The Corporation Trust Company.

THIRD: This Certificate of Trust shall become effective upon filing in the Office of the Secretary of State of the State of Delaware.

FOURTH: The Trust is or will become a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.), prior to or within 180 days following the first issuance of beneficial interests.

FIFTH: The “governing instrument” of the Trust, within the meaning of the Delaware Act, (the “Trust Instrument”) provides for the issuance of one or more series of shares of beneficial interest in the Trust. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held in such separate and distinct records (directly or indirectly, including through a nominee or otherwise) and accounted for in such separate and distinct records separately from the assets of the Trust generally or any other series. As provided in the Trust Instrument, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series.

IN WITNESS WHEREOF, the undersigned, being the initial trustees, have executed this Certificate of Trust this 30th day of December 2004 in accordance with Section 3811(a) of the Delaware Act.

/s/ Kenneth T. Kozlowski
Kenneth T. Kozlowski, as Trustee

/s/ Kenneth B. Beitler
Kenneth B. Beitler, as Trustee

/s/ Patricia Louie
Patricia Louie, as Trustee